February 26, 2021
Citigroup Inc.
New York, New York

Ladies and Gentlemen:
We have audited the consolidated balance sheet of Citigroup Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and have reported thereon under date of February 26, 2021. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2020.
As stated in Note 1 to those financial statements, the Company changed its method of accounting for variable post-charge-off third-party collection costs; these costs were previously accounted for as a reduction in expected credit recoveries and are now accounted for as an increase in operating expenses. The Company states that the newly adopted accounting principle is preferable in the circumstances because it better reflects the nature of these collection costs, as these costs do not represent reduced payments from borrowers and are similar to the Company’s other executory third-party vendor contracts that are accounted for as operating expenses as incurred. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,

/s/ KPMG LLP
KPMG LLP